[OLICOM A/S LOGO]

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held April 14, 2000

To the Shareholders of Olicom A/S:

      The Annual General Meeting of Shareholders of Olicom A/S (the “Company”) will be held in the Falconer Center, Falconer Scenen, Falkoner Allé 9, DK-2000 Frederiksberg (Copenhagen), Denmark, on Friday, April 14, 2000, at 3:00 p.m., local time, for the following purposes:

1. To (i) receive the Annual Report of the Board of Directors regarding the Company’s activities during fiscal year 1999, (ii) receive the Company’s profit and loss account for the fiscal year ended December 31, 1999, and its balance sheet at such date (including the Report of the Company’s Auditors thereon), and vote on the adoption of same, (iii) approve the discharge of Management and the Board of Directors, and (iv) authorize the carry forward of the Company’s losses to the fiscal year ending December 31, 2000;

2. To elect directors to hold office for a term ending at the Annual General Meeting for fiscal year 2000 and until their successors are elected and qualified;

3. To appoint Ernst & Young Statsautoriseret Revisionsaktieselskab and KPMG C. Jespersen Statsautoriserede revisorer as the Company’s auditors for the fiscal year ending December 31, 2000;

4. To grant to the Board of Directors the power to authorize the purchase, from time to time for a period of 18 months following the Annual General Meeting, of up to 10% of the issued and outstanding common shares of the Company, with a deviation of up to 10% from the market price;

5. To approve the fees of the Company’s directors for the coming fiscal year, with reference to the following proposals:

5a. Proposal from the Board of Directors for unchanged fees; and

5b. Proposal from a shareholder for remuneration in the form of stock options;

6. To approve a proposal from the Board of Directors for amendment of Article 24 of the Company’s Articles of Association to provide that the Board of Directors consist of a minimum of 3 (three) and a maximum of 8 (eight) members, and

7. To grant customary authorization to the Chairman of the Annual General Meeting.

      At the Annual General Meeting of Shareholders, the Board of Directors will deliver its report on the Company’s activities for fiscal year 1999, and there will be a presentation of the Company’s Annual Accounts, together with the Auditor’s Report, the Company’s Annual Report and its consolidated accounts.

      The accompanying Proxy Statement solicits proxies with respect to the matters identified above for approval at the Annual General Meeting. A proxy may be revoked by a shareholder prior to its use, as specified in the enclosed Proxy Statement.

      The Board of Directors has fixed March 17, 2000, as the record date for the Annual General Meeting. Only holders of record of common shares in the Company, nominal value DKK 0.25 per share (“Common Shares”), at the close of business on March 16, 2000, the day prior to the record date, will receive notice of the meeting. Holders of record of Common Shares on March 17, 2000, are entitled to vote at the meeting and any adjournments or postponements thereof. The transfer books of the Company will not be closed.

      For holders of Common Shares other than through the Danish Securities Center (generally, shareholders not resident in Denmark), an admission ticket will be mailed to you approximately seven days prior to the meeting date. However, if your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm should request an admission ticket from the Company on your behalf, or alternatively, provide you with a proxy, which will enable you to gain admission to the meeting.

      For holders of Common Shares through the Danish Securities Center (generally shareholders resident in Denmark), admission tickets will be provided by Unibank A/S, Selskabsservice, Helgeshoej Allé 33, DK-2630 Taastrup, Denmark, telephone +45 3333 3301, facsimile +45 3333 1031 on sufficient documentation of shareholding, no later than Monday, April 10, 2000.

By Order of the Board of Directors,

/s/ JAN BECH
Jan Bech,
Chairman of the Board

Kgs. Lyngby, Denmark

March 17, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING OF SHAREHOLDERS, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE.

PROXY STATEMENT

      The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Olicom A/ S (the “Company”), a Danish corporation, for the use at the Company’s Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held in the Falconer Center, Falconer Scenen, Falkoner Allé 9, DK-2000 Frederiksberg (Copenhagen), Denmark, on Friday, April 14, 2000, at 3:00 p.m., local time, and for the limited purpose of voting with respect to the election of the Board of Directors and the other matters described in the accompanying Notice of Annual General Meeting of Shareholders. Holders of common shares, nominal value DKK 0.25 per share (“Common Shares”), are encouraged to attend the Annual General Meeting to cast their votes on all matters.

      The Board of Directors has fixed March 17, 2000, as the record date for the Annual General Meeting. Only holders of record of Common Shares at the close of business on March 16, 2000 (the last business day prior to the record date), will receive notice of the Annual General Meeting. Holders of record of Common Shares on March 17, 2000, are entitled to vote at the Annual General Meeting and are entitled to one vote for each Common Share held.

      Except for the proposal to approve an amendment to the Company’s Articles of Association, the affirmative vote of a majority of the Common Shares present and voting at the Annual General Meeting is required for approval of all proposals being submitted to the shareholders for their consideration. The proposal to approve an amendment to the Company’s Articles of Association requires approval by two-thirds of the votes cast at the Annual General Meeting and two-thirds in nominal value of the voting capital represented at such Meeting. Neither the Companies Act of the Kingdom of Denmark (the “Companies Act”) nor the Company’s Articles of Association require the presence, in person or by proxy, of a minimum number of Common Shares constituting a quorum in order for the Annual General Meeting to take action with respect to the matters set forth in the attached Notice of Annual General Meeting of Shareholders.

      Any holder of Common Shares granting a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual General Meeting to the Company’s Director of Legal Affairs, (ii) by an instrument of revocation delivered at the Annual General Meeting to the chairman of the meeting, (iii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iv) at the Annual General Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual General Meeting will not serve to revoke a proxy. If a request for a formal vote is made at the Annual General Meeting and unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The grant of a proxy by a holder of Common Shares is not a request for a formal vote at the Annual General Meeting and will be used only if a request for a formal vote is made at the Annual General Meeting. A holder of Common Shares acquired by way of assignment must be recorded in the stock register on March, 17, 2000, or on the same date have reported and documented his acquisition of the Common Shares in order to vote at the Annual General Meeting.

      This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about March 17, 2000. Directors, officers and other employees of the Company may solicit proxies with respect to proposals discussed in this Proxy Statement by personal interview, telephone, telegraph or facsimile, without special compensation. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Common Shares. Any costs of solicitation will be borne by the Company.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

Principal Shareholders

      The following table sets forth certain information as of March 17, 2000, concerning the beneficial ownership of each shareholder known to the Management of the Company to own beneficially more than 5% of the Company’s outstanding voting securities:

Name and Address of	Amount and Nature	Percent of
Beneficial Owner	of Shareholding(1)	Class(1)

The Lake Fund	1,496,470(2)	8.4%
c/o Plevier Beleggingen B.V.
Roemer Visscherplein 19
2106 AG Heemstede
The Netherlands

(1)	Sole voting and investment power, unless otherwise indicated. Percentages in the foregoing table are based on 17,863,604 Common Shares issued and outstanding as of March 17, 2000. Does not include 702,291 Common Shares owned by the Company as treasury stock.

(2)	Based on information set forth in Schedule 13D, dated January 14, 1998, filed with the Securities and Exchange Commission by The Lake Fund.

      As of the close of business on February 24, 2000, Cede & Co., the nominee of The Depository Trust Company, held of record 14,826,060 Common Shares, or approximately 83% of the outstanding Common Shares, all of which were held for the accounts of member firms and institutions participating in the facilities of The Depository Trust Company.

Security Ownership of Management

      The following table sets forth certain information as of March 17, 2000, concerning the holdings of shares owned by each of the nominees for directors, the executive officer indicated, and the nominees for directors as a group:

Amount and Nature
Name	of Shareholding

Lars Eskesen	—

Ralf Egede Andersen	—

Tim Frank Andersen	—

Boje Rinhart	—

Lars Larsen	— (1)

All nominees for directors and the executive officer as a group (5 persons)	—

(1)	Mr. Lars Larsen is President and Chief Financial Officer of the Company.

EXECUTIVE OFFICERS

      The following individual is the sole executive officer of the Company and serves in the capacities noted until the election and qualification of his successor, or his earlier resignation:

Name	Position and Office

Lars Larsen	President and Chief Financial Officer

      Mr. Larsen, 34, has been employed by the Company since February 1999, as Chief Financial Officer. Prior to joining the Company, Mr. Larsen was Director of Health Care Finance and Information Technology

(and prior thereto, Director of Corporate Planning & Economy) at Novo Nordisk A/ S, a pharmaceuticals manufacturer (from 1995 to 1999). From 1991 to 1995, Mr. Larsen was Group Controller at Baltica Holding A/ S.

      In January 2000, the Board of Directors announced that the Company’s Management consisting of Mr. Niels Christian Furu, Chief Executive Officer, and Mr. Lars Larsen, Chief Financial Officer, wished to resign from their positions following the announcement of the Company’s financial results for 1999. Mr. Furu resigned at the end of February, and Mr. Larsen will resign at the end of April 2000. The Board of Directors anticipates that a new management team will be appointed immediately after the Annual General Meeting.

MATTERS TO BE BROUGHT BEFORE THE MEETING

      The Company’s Articles of Association require that the matters identified in Proposals 1-7 in the Notice of the Annual General Meeting of Shareholders be included in the agenda of such meeting. Set forth below is a description of these matters.

Proposal 1 — Receipt of the Annual Report of the Board of Directors, Approval of Annual Accounts, Discharge of Management and the Board of Directors, and Carry Forward of the Company’s Losses to Fiscal Year 2000

      Section 69 of the Companies Act provides that the Company’s Danish Annual Accounts shall be presented to, and either be adopted or rejected by, the Annual General Meeting. Copies of the Company’s Annual Accounts prepared in accordance with generally accepted accounting principles of the Kingdom of Denmark will be available at the Annual General Meeting. In addition, any shareholder desiring a copy of either the Danish or the US Annual Accounts may request same from the Company at the address set forth in this Proxy Statement. In connection with the adoption of the Annual Accounts, there will be consideration of the discharge of Management and the Board of Directors. Under Danish law it is also appropriate to carry forward prior years’ losses.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE
“FOR” THE APPROVAL OF PROPOSAL 1

Proposal 2 — Election of Directors

Nominees

      The Company’s present directors will not be standing for re-election, but have nominated the individuals named below for election to the Board of Directors. The Board of Directors proposes that 4 directors be elected at the Annual General Meeting. Should any nominee for director be unable or fail to accept nomination or election (which is not contemplated), it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote “FOR” the election in his stead of such other person as the Board may propose.

      The following are the nominees for election as directors and certain information concerning such persons:

Lars Eskesen

Ralf Egede Andersen
Tim Frank Andersen
Boje Rinhart

      Lars Eskesen, 53, served from 1990 to 1998 as Deputy Chairman of the Management Board of Unibank A/ S. Prior thereto, he was Chairman of the Management Board of Sparekassen SDS, and from 1985 to 1989, was Chairman of Danmarks Sparekasseforening. Further, from 1986 he was a member of the Board of Directors of PBS, Pengeinstitutternes Betalingssystemer A/ S (Chairman from 1989 to 1992 and from 1995 to 1998). Mr. Eskesen serves as member of the Boards of Directors of Dansk Erhvervsinvestering A/ S, Sreg.com. A/ S and Uniinvest Management A/ S.

      Ralf Egede Andersen, 60, served from 1994 to 1999 as Executive Vice President of Tele Danmark A/ S, where he was responsible for all Danish activities. Prior thereto, he was an executive officer of Hafnia Liv og Pension within Hafnia Forsikring A/ S and held for a number of years various executive offices with IBM Danmark A/ S, including Sales Director and Director of Service and Support.

      Tim Frank Andersen, 33, Vice President of International Sales and Marketing with Framfab A/ S, one of Europe’s largest Internet companies. In 1995, he served as Research and Development Manager with BBDO Interactive, from which position he participated in the organization of Networkers, which later became part of Framfab. From 1990 to 1995, he held various positions at Baltica, most recently as Advertising Manager. Mr. Andersen serves on the Board of Directors of Framfab A/ S.

      Boje Rinhart, 51, was employed by the Company from 1995 until February 1999 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, he was a partner in the management consultancy firm Hjort & Rinhart (from 1986 to 1995).

      There are no family relationships among the nominees for directors and executive officers of the Company or its subsidiaries.

      Following the divestiture of the Company’s main activities, the present Board has determined that in principle there are three options available to the Company in the future:

(1) To wind up the Company after a period of 2-3 years when liabilities and rights in connection with the divestitures have been satisfied, and thereafter to distribute the remaining capital to the shareholders.

(2) To seek a sale of the Company as a whole, and

(3) To commence new activities within the areas of activity laid down in the Articles of Association.

      The present directors believe that it is appropriate that a new Board of Directors assess the options available and have therefore nominated the above mentioned individuals for the Board of Directors.

      Under the Companies Act, any shareholder attending the Annual General Meeting may put forward alternative candidates at the meeting for election to the Board of Directors.

Meetings and Committees of the Board

      The Board meets during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. There were 21 meetings of the Board during fiscal year 1999.

      During fiscal year 1999, the responsibilities of the earlier established Audit Committee were discharged by the Board of Directors as a whole.

Compensation of the Board of Directors and Executive Officers

      An aggregate of approximately DKK 10 million (approximately USD 1.45 million) was expensed by the Company with respect to its directors and executive officers as a group (10 persons) covering salary, etc. during fiscal year 1999 in all capacities, and approximately DKK 9.1 million (approximately USD 1.32 million) was expensed by the Company during fiscal year 1999 with respect to its senior management registered with the Danish Commerce and Companies Agency.

      For fiscal year 2000, the Board of Directors proposes that nonmanagement directors receive directors’ fees as discussed below under “Proposal 5 — Directors’ Fees”.

Indemnification Agreements

      The Company has entered into Indemnification Agreements with its directors, executive officers and certain key employees. Each such Indemnification Agreement provides for indemnification of the Company’s directors, executive officers and certain key employees to the fullest extent permitted by the Companies Act. Additionally, Olicom, Inc., has entered into Indemnification Agreements with its directors (which include Ms. Fogt and Messrs. Bech and Larsen), executive officers and certain key employees. Each such Indemnification Agreement provides for indemnification of the directors, executive officers and key employees of Olicom, Inc., to the fullest extent permitted by the Delaware General Corporation Law.

      To the extent that the Board of Directors of the Company or Olicom, Inc., or their respective shareholders may in the future wish to limit or repeal the ability of the Company or Olicom, Inc., to indemnify directors, executive officers and certain key employees, such repeal or limitation may not be effective as to directors, executive officers and key employees who are parties to such Indemnification Agreements, because their rights to full protection will be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors, executive officers and key employees of the Company and Olicom, Inc.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE
“FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE

Proposal 3 — Appointment of Auditors

      The Board of Directors proposes that the Annual General Meeting appoint Ernst & Young Statsautoriseret Revisionsaktieselskab (“Ernst & Young”) and KPMG C. Jespersen Statsautoriserede revisorer (“KPMG”) as independent auditors to audit the financial statements of the Company for the year ending December 31, 2000. Ernst & Young has acted as the Company’s auditors since 1985; and KPMG has acted as the Company’s auditors since 1997. Representatives of Ernst & Young and KPMG will be present at the Annual General Meeting, will have an opportunity to make a statement if desired, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE

“FOR” THE APPROVAL OF PROPOSAL 3

Proposal 4 — Authorization to Purchase Common Shares

      Proposal 4 will grant to the Board the power to authorize the purchase, from time to time for a period of 18 months following the Annual General Meeting, of up to 10% of the Company’s issued and outstanding Common Shares at the market price on the day of purchase, with a deviation of up to 10% from the market price.

      Section 48 of the Companies Act permits a company incorporated under Danish law to acquire up to 10% of its issued and outstanding capital stock provided that such acquisitions are undertaken pursuant to shareholder authorization granted to a company’s board of directors (such authorization may not be granted for a period exceeding 18 months). At the Annual General Meeting held on May 28, 1999, the Board of Directors was authorized to purchase up to 10% of the Company’s share capital at the market price of the Common Shares on the date of purchase, with a deviation of up to 10% from the market price. Such authorization will expire prior to the 2000 Annual General Meeting unless extended.

      The purpose of Proposal 4 is to continue to provide the Board with a measure of flexibility in dealing with the Company’s Common Shares and to enable the Company to meet its obligations under the adopted share option programs for employees. Furthermore, the Company believes that a number of circumstances could arise whereby the Company would be benefited by its ability to purchase its own securities. For example, to the extent that the Board feels that the shares may be undervalued at the market levels at which they are trading, repurchases of Common Shares may represent an attractive investment for the Company. There may be other situations when repurchases of Common Shares are appropriate or necessary to facilitate a corporate transaction wherein part of the consideration to be paid by the Company consists of Common Shares.

      The Board of Directors has in the past authorized the repurchase of Common Shares, and pursuant to such authority, the Company has from time to time purchased Common Shares. It is the intention of the Board that any purchases of Common Shares will be made in accordance with United States federal securities laws, as well as any applicable rules and regulations of the National Association of Securities Dealers, Inc. Further, Common Shares will be purchased only if, in the judgment of the Board, it would be in the best interest of the Company to purchase such shares at the time and at the prices at which any such purchases are proposed to be made.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE
“FOR” THE APPROVAL OF PROPOSAL 4

Proposal 5 — Directors’ Fees

Proposal 5a — Proposal from the Board of Directors:

      For fiscal year 2000, it is proposed that the directors’ fees be unchanged, with the result that (i) nonmanagement directors will receive a director’s fee of DKK 120,000 (approximately USD 16,000), (ii) the Chairman of the Board will receive a director’s fee of DKK 240,000 (approximately USD 32,000), and (iii) the Deputy Chairman of the Board will receive a director’s fee of DKK 180,000 (approximately USD 24,000).

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE
“FOR” THE APPROVAL OF PROPOSAL 5a

Proposal 5b — Proposal from a Shareholder, Mr. Lars Stig Nielsen:

      For fiscal year 2000, in addition to Proposal 5a, it is proposed that directors be granted options to purchase Common Shares as follows: (i) each nonmanagement director and the Deputy Chairman of the Board will be granted options to purchase 100,000 Common Shares in the Company at an exercise price of USD 5.00 per Common Share and options to purchase 300,000 Common Shares in the Company at an exercise price of USD 10.00 per Common Share, and (ii) the Chairman of the Board will be granted options to purchase 150,000 Common Shares at an exercise price of USD 5.00 per share and options to purchase 200,000 Common Shares at an exercise price of USD 10.00 per Common Share. The options may be exercised after the time of the adoption of the Proposal by the Annual General Meeting and until the earlier of: (a) April 14, 2005, or (b) three months after the director in question resigns from the Board.

THE BOARD OF DIRECTORS IS NEUTRAL
IN RELATION TO PROPOSAL 5b

Proposal 6 — Proposal from the Board of Directors to Amend Article 24 of the Articles of Association to provide that the Board of Directors consist of a minimum of 3 (three) and a maximum of 8 (eight) members

      In order to have the flexibility of adjusting the number of directors serving on the Board to the Company’s future level of activities, the Board of Directors proposes an amendment of Article 24 of the Articles of Association to provide that the Board of Directors consist of a minimum of 3 (three) and a maximum of 8 (eight) members (unlike the existing provision which requires a minimum of 4 (four) and a maximum of 8 (eight) members).

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE

“FOR” THE APPROVAL OF PROPOSAL 6

Proposal 7 — Customary Authorization to the Chairman of the Meeting

      The Board proposes that the Annual General Meeting authorize the Chairman of the Annual General Meeting to take all steps necessary or appropriate for registration of the resolutions passed, including the signature of required filing documents and such amendments as may be requested by the Danish Commerce and Companies Agency or any other public authority as a condition for registration or approval or as may be suggested as expedient.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE

“FOR” THE APPROVAL OF PROPOSAL 7

SHAREHOLDER PROPOSALS

      Any shareholder is entitled to submit proposals to be discussed at an annual general meeting; however, in order to be considered at an annual general meeting, any proposal that would require consideration by the Board of Directors is required to be submitted in writing to the Board of Directors, preferably not later than February 1 following the end of the year to which such annual general meeting relates. A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company’s next annual general meeting of shareholders that is received at the Company’s principal executive offices by February 1, 2001, will be included in the Company’s proxy statement and form of proxy for that meeting.

OTHER MATTERS

      The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

FINANCIAL STATEMENTS AVAILABLE

      Upon written request to Olicom A/ S, Nybrovej 110, DK-2800 Kgs. Lyngby, Denmark, the Company will provide, without charge, copies of (i) the Company’s Annual Report on Form 20-F for fiscal year 1999 as and when filed with the Securities and Exchange Commission, and (ii) the Company’s Danish Annual Accounts.

By Order of the Board of Directors,

/s/JAN BECH
Jan Bech
Chairman of the Board

Kgs. Lyngby, Denmark

March 17, 2000